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                                                                   Exhibit 10.11

                         PROFESSIONAL SERVICES AGREEMENT

            PROFESSIONAL SERVICES AGREEMENT, dated as of December 10, 1996, by and among TOWN SPORTS INTERNATIONAL, INC., a New York corporation (the "Company"), BRUCKMANN, ROSSER, SHERRILL & CO., INC., a Delaware corporation (the "Consultant").

            WHEREAS, the Company has retained and availed itself of the Consultant, which has performed certain services for the Company in connection with the recapitalization of the Company pursuant to that certain Agreement and Plan of Merger, dated as of November 8, 1996, as amended, by and among the Company, the selling shareholders and optionholders party thereto and TSI Merger Sub, Inc., and the various stock purchase agreements by and among the Company and the investors party thereto including the Stock Purchase Agreement dated as of the date hereof by and between the Company and Bruckmann, Rosser, Sherrill & Co., L.P., a Delaware limited partnership ("BRS") (the "Recapitalization").

            WHEREAS, the Company from time to time desires to retain and avail itself of the Consultant, and the Consultant desires to perform for the Company and its affiliates certain services.

            WHEREAS, the Consultant, by and through its officers, employees, agents and affiliates, have developed, in connection with the conduct of their businesses and affairs, expertise in the fields of management, finance and strategic planning.

            NOW, THEREFORE, in consideration of the premises and the mutual covenants contained herein, the parties do hereby agree as follows:

            1. TERM. This Agreement shall remain in effect so long as BRS owns 20% or more of any shares of common stock of the Company held by it as of the date hereof unless the Company and the Consultant terminate this Agreement by mutual written agreement.

            2. APPOINTMENT. The Company hereby retains the Consultant to render management and consulting services to the Company (or to such subsidiaries of the Company as the Company may request) during the term as herein contemplated.

            3. CONSULTANT SERVICES. The Consultant, by and through its officers, employees, agents and affiliates, as the Consultant, in its sole discretion, shall designate from time to time, agrees to perform or cause to be performed such management and consulting services (including, but not limited, to management, finance, marketing and strategic planning) for the Company and its affiliates as mutually agreed upon by and between the Consultant and the Company's board of directors.

            4. CONSULTANTS' FEES. In consideration of the Consultant's agreement to provide the above-described consulting services, the Company shall pay to the Consultant an annual retention fee (the "Retention Fee") of $250,000 per calendar year (beginning with the calendar year 1997), payable annually on December 31st of each such year. Notwithstanding the foregoing, the Company shall not be required to make any current payment hereunder if and for

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so long as the Company is prohibited from paying any portion of the Retention
Fee on any payment due date for such portion due to restrictive covenants contained in any loan, indenture or other agreement,; provided, that the Retention Fee shall continue to accrue without interest and become payable immediately after the Company is no longer so prohibited.

            5. CLOSING FEES. In consideration of the Consultant's provision of services in connection with the Recapitalization, the Company shall, upon the closing of the Recapitalization, pay to the Consultant a closing fee of $584,000, plus reasonable out-of-pocket expenses.

            6. PERSONNEL. The Consultant shall provide and devote to the performance of this Agreement such officers, employees, agents and affiliates of such Consultant as such Consultant shall deem appropriate to the furnishing of the services required; provided, that if an officer, employee, agent or affiliate of any Consultant becomes an officer or an employee of the Company, the Company may pay compensation to such officer, employee, agent or affiliate which shall not be deemed to be compensation to the Consultants hereunder.

            7. INDEPENDENT CONTRACTOR. The Consultant and the Company agree that the Consultant shall perform its services hereunder as an independent contractor, retaining control over and responsibility for its own operations and employees.

            8. LIABILITY. Neither of the Consultant nor any of its affiliates, partners, employees or agents shall be liable to the Company or its subsidiaries or affiliates for any loss, liability, damage or expense arising out of or in connection with the performance of services contemplated by this Agreement.

            9. INDEMNITY. The Company and its affiliates shall defend, indemnify and hold harmless the Consultant, its affiliates, partners, employees, agents, directors, officers and controlling persons (collectively, the "Indemnified Parties") from and against any and all loss, liability, damage or expense, joint or several, arising from any claim (a "Claim") by any person with respect to, or in any way related to, the services (including, without limitation, the engagement of the Consultant pursuant to this Agreement and the performance by the Consultant of services pursuant to this Agreement) contemplated by this Agreement (including attorneys' fees) resulting from any act or omission by the Indemnified Parties. The Company and its affiliates shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought against the Company and/or its affiliates and the Indemnified Parties. The Company and its affiliates shall defend at their own cost and expense any and all suits or actions (just or unjust) which may be brought in which the Indemnified Parties may be impleaded with others upon any Claim upon any matter, directly or indirectly, related to or arising out of the Agreement or the performance hereof by the Indemnified Parties, except that if such damage shall be proven to be the direct result of gross negligence, bad faith or willful misconduct by any of the Indemnified Parties, then the Consultant affiliated with such Indemnified Party shall reimburse the Company and its affiliates for the costs of defense and other costs incurred by the Company and its affiliates in proportion to such Indemnified Party's culpability as proven.

            10. NOTICES. All notices, demands, or other communications to be given or delivered under or by reason of the provision of this Agreement will be


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in writing and will be deemed given when delivered personally, mailed by certified or registered mail, return receipt requested, postage prepaid, or sent via nationally recognized overnight courier, or sent via facsimile to the recipient. Such notices, demands and other communications will be sent to the address indicated below:

            If to the Company, to:

                  Town Sports International, Inc.
                  888 Seventh Avenue, Suite 1801
                  New York, New York 10106
                  Attention:  Alex Alimanestianu
                  Facsimile No.:  (212) 246-8422

            If to Consultant:

                  Bruckmann, Rosser, Sherrill & Co., Inc.
                  126 East 56th Street, 29th Floor
                  New York, New York 10022
                  Attention:  Stephen Edwards
                  Facsimile No.:  (212) 521-3799

                  With a copy to (which shall not constitute notice to Consultant):

                  Kirkland & Ellis
                  Citicorp Center
                  153 East 53rd Street
                  New York, New York 10022-4675
                  Attention:  Kirk A. Radke, Esq.
                  Facsimile No.:  (212) 446-4900

or such other address or to the attention of such other Person as the recipient party shall have specified by prior written notice to the sending party.

            11. GOVERNING LAW. All questions concerning the construction, validity and interpretation of this Agreement shall be governed by and construed in accordance with the domestic laws of the State of New York, without giving effect to any choice of law or conflict of law provision or rule (whether of the State of New York or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of New York.

            12. AMENDMENT AND WAIVER. The provisions of this Agreement may be amended and waived only with the prior written consent of the parties.

            13. WAIVER OF JURY TRIAL. Each of the parties hereto waives any right it may have to trial by jury in respect of any litigation based on, arising out of, under or in connection with this Agreement, or any course of conduct, course of dealing, verbal or written statement or action of any party hereto.


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            14. TIME OF THE ESSENCE; COMPUTATION OF TIME. Time is of the essence for each and every provision of this Agreement. Whenever the last day for the exercise of any privilege or the discharge of any duty hereunder shall fall upon a Saturday, Sunday, or any date on which banks in New York, New York are authorized to be closed, the party having such privilege or duty may exercise such privilege or discharge such duty on the next succeeding day which is a regular business day.

            15. DESCRIPTIVE HEADINGS. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

                                    * * * * *

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            IN WITNESS WHEREOF, the parties have executed this Professional
Services Agreement on the date first above written.

                                      TOWN SPORTS INTERNATIONAL, INC.


                                      By:    /s/ Richard Pyle
                                             -----------------------------------
                                      Name:
                                      Title:


                                      BRUCKMANN, ROSSER, SHERRILL & CO., INC.


                                      By:    /s/ Bruce Bruckman
                                             -----------------------------------
                                      Name:
                                      Title: